Exhibit 99.1

               VaxGen and Kaketsuken Finalize Commercial Terms for
                          Smallpox Vaccine Development

      BRISBANE, Calif., and KUMAMOTO, Japan - December 2, 2003 - VaxGen, Inc. (Nasdaq: VXGN) and the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) announced today that they have finalized the commercial terms of their collaboration to develop a safer smallpox vaccine for use in the United States and potentially elsewhere. The immediate goal of the collaboration is to be able to respond, beginning next year, to potential U.S. government contracts for the purchase of attenuated smallpox vaccine. According to estimates by the Congressional Budget Office, the U.S. government expects to spend approximately $1.9 billion for the purchase of such a vaccine during the next 10 years.

      Under the terms of the agreement, VaxGen will purchase vaccine in bulk from Kaketsuken and complete all secondary manufacture, including filling and packaging, necessary to sell finished product in the U.S. Each party is responsible for their respective development expenses prior to sales of the vaccine. There are no milestone or up-front payments required of VaxGen. The agreement covers sales to markets in the U.S., but it contains provisions to expand the scope to other international markets, if appropriate. Additional terms of the agreement are not being disclosed.

      "Concluding this agreement is a major step in our developing relationship with Kaketsuken and paves the way for further progress in what already has been a very productive working partnership," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer.

      Under a development agreement announced last year, Kaketsuken has already manufactured 1 million bulk doses of the vaccine for VaxGen's proposed clinical trials and has provided initial doses for animal studies. VaxGen, in turn, has worked with Kaketsuken to ensure that its manufacturing facility in Kumamo will meet current Good Manufacturing Practices according to U.S. Food and Drug Administration standards.

      VaxGen is testing the vaccine in one animal study at a U.S. university and is consulting with the FDA and other experts to design and carry out further animal studies to demonstrate the vaccine's efficacy. VaxGen also intends to launch human clinical studies next year, subject to FDA consent.

      The vaccine, LC16m8, is the only attenuated smallpox vaccine to have been licensed for use in humans. Licensed in Japan in 1980, the vaccine was designed to have a better safety profile, yet be equally effective, compared to conventional smallpox vaccines. LC16m8 has been administered to over 50,000 Japanese children. The vaccine gives a pock, or "take", at the site of injection at a rate similar to conventional live smallpox vaccines currently stockpiled in the U.S. This "take" has long been accepted by public health authorities as evidence of successful immunization against smallpox. The vaccine is based on the LC16m8 clone of the internationally accepted Lister strain of vaccinia virus. The Department of Homeland Security Appropriations Act enacted October 1, 2003 includes an appropriation of $5.6 billion for the purchase of biodefense vaccines and related products over the coming 10 years. Of the total, the Congressional Budget Office estimates that $1.9 billion will be used for the purchase of an attenuated smallpox vaccine.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of serious human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates. For more information, please visit the company's web site at: www.vaxgen.com

      About Kaketsuken

      Kaketsuken is a Juridical Foundation which researches, develops, manufactures and supplies biological products such as vaccines for humans and animals, and blood plasma derivatives. Based in Kumamoto, Japan, the foundation has pursued the preventive medicine fields of microbiology, immunology and serology, towards the improvement of health and hygiene, and is a leading company in the fields of human vaccines, animal vaccines, and blood plasma derivatives respectively in Japan. In the field of human vaccines, Kaketsuken is currently manufacturing more than 10 kinds of vaccines for humans, such as Influenza vaccine, DTaP vaccine, recombinant Hepatitis B vaccine and Hepatitis A vaccine. Kaketsuken is also developing a therapeutic monoclonal antibody for HIV, a cell-cultured Japanese encephalitis vaccine and Influenza vaccine. For further information about Kaketsuken, please visit the company's web site at: www.kaketsuken.or.jp.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of LC16m8, the ultimate safety and efficacy of LC16m8 and VaxGen's ability or intentions to sell the vaccine to the U.S. government or in international markets. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on November 19, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President
Corporate Communications
(650) 624-1041